 Exhibit 99.1

News Announcement	For Immediate Release

MISONIX NAMES LEADING MEDICAL DEVICE EXECUTIVE
GWEN WATANABE TO BOARD OF DIRECTORS

Current Teleflex Incorporated Executive and Accomplished Industry Entrepreneur Brings Strategic
Leadership and Deep Expertise with Growing Medical Device Companies to the Misonix Board

FARMINGDALE, N.Y., (July 19, 2018) – Misonix, Inc. (NASDAQ: MSON) (“Misonix” or the “Company”), a provider of minimally-invasive therapeutic ultrasonic medical devices that enhance clinical outcomes, today announced the appointment of Gwen Watanabe to its Board of Directors. Ms. Watanabe replaces John Gildea, the founding principal of Gildea Management Co., who has retired from his position on the Board of Directors.

“Gwen is a highly respected executive in the medical device sector who brings outstanding entrepreneurial skills to the Misonix Board as well as a proven, long-term track record of success in mergers and acquisitions at Teleflex,” stated Stavros Vizirgianakis, President and Chief Executive Officer of Misonix. “The ongoing execution of our cohesive strategy to grow Misonix leading ultrasonic surgical product platform is providing the Company with a solid foundation to continue expanding market share domestically as well as abroad. As we pursue the next phase of inorganic and organic growth for Misonix, we are confident Gwen’s presence on the Board of Directors will be tremendously valuable in helping the Company achieve our goals for sustainable revenue growth and profitability, as well as the enhancement of long-term shareholder value.”

Ms. Watanabe commented, “I am very excited at the opportunity to join the Misonix Board of Directors and be part of a fast-growing company that is leveraging its unique proprietary ultrasonic technology to bring to market medical devices that deliver demonstrated clinical benefits and improve patient outcomes. I look forward to sharing the experience and business relationships built over my career working with medical device start-ups and large public organizations to offer sound business counsel to Misonix as the Company continues to pursue its strategic growth initiatives and expand its leadership position in the ultrasound medical device industry.”

Stavros Vizirgianakis added, “I want to thank John Gildea for his many contributions and service to the Board and the Company over the last fourteen years. His leadership and financial expertise were instrumental in guiding Misonix through a period of significant change and positioning the Company for continued growth in the future.”

Gwen Watanabe has over 24 years of financial and executive management experience in the medical device industry. Ms. Watanabe presently serves as the vice president of global corporate development, strategy, and strategic partnerships for Teleflex Incorporated (NYSE: TFX), a global provider of medical technology products, where she also serves as a member of the executive leadership team, reporting to Teleflex’s CEO. In her role at Teleflex, she is responsible for worldwide corporate strategy and mergers and acquisitions.

Prior to Teleflex, Ms. Watanabe served as president and chief executive officer of medical device start-up Hotspur Technology, Inc., where she led the company from initial idea and design concept in 2009 through commercial release before negotiating the successful sale of the business to Teleflex in 2012. From 2004 to 2009, Ms. Watanabe served as chief business officer and chief financial officer of Nellix Endovascular, Inc., a medical device start-up that she co-founded, where she successfully raised venture capital financing and led a broad range of strategic initiatives that resulted in the acquisition of the company by Endologix (Nasdaq: ELGX). Earlier in her career, she served as a business development manager at Bacchus Vascular, Inc. (acquired by Covidien) and a project engineer at Aneurx, Inc. (acquired by Medtronic). In addition, Ms. Watanabe was a general partner at Saratoga Ventures V, L.P. and Saratoga Ventures VI, L.P., which were all medical device venture funds.

Ms. Watanabe earned a Bachelor of Science degree in Mechanical Engineering from the Massachusetts Institute of Technology. She obtained her Master of Science in Mechanical Engineering, Design Division from Stanford University and a Master in Business Administration from Harvard University. She formerly served on the Board of Directors for Hotspur Technologies, Catharos Medical, NovaSom (formerly Sleep Solutions), Axis Surgical, Tibion, American Red Cross of Hawaii and the Gift Foundation of Hawaii.

About Misonix, Inc.

Misonix, Inc. (NASDAQ: MSON) designs, develops, manufactures and markets ultrasonic medical devices for the precise removal of hard and soft tissue, including bone removal, wound debridement and ultrasonic aspiration. Misonix is focused on leveraging its proprietary ultrasonic technology to become the standard of care in operating rooms and clinics around the world. Misonix's proprietary ultrasonic medical devices are used in a growing number of medical procedures, including spine surgery, neurosurgery, orthopedic surgery, cosmetic surgery, laparoscopic surgery, and other surgical and medical applications. At Misonix, Better Matters to us. That is why throughout the Company’s history, Misonix has maintained its commitment to medical technology innovation and the development of ultrasonic surgical products that radically improve patient outcomes. Additional information is available on the Company's web site at www.misonix.com.

Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company’s business lines, the impact of the pending investigation by the Department of Justice and Securities Exchange Commission, and other factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

Contact:	Joseph Jaffoni, Norberto Aja, Jennifer Neuman
Joe Dwyer	JCIR
Chief Financial Officer	212-835-8500 or mson@jcir.com
Misonix, Inc.
631-694-9555